HIP DIGITAL MEDIA, INC.

AMENDMENT #1 TO BARIS KARADOGAN EMPLOYMENT AGREEMENT

This amendment (the "Amendment") is as of the 2nd day of June 2011 (the "Amendment Date") to that certain Employment Agreement (the "Agreement") made and entered into as of 151 of January of 2011, by and between Bails Karadogan, ("Employee") and Hip Digital Media Inc., a Delaware corporation with a mailing address of 800 Menlo Drive #220, Menlo Park, CA 94025 ("Company").

Capitalized terms used herein have the same meaning as the Agreement unless defined otherwise in this Addendum. All terms and conditions of the Agreement are unchanged, except for the following:

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As of May 1, 2011, the annual Base Salary for Baris Karadogan is changed to $250,000.

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If employee's employment is terminated by the Company for a reason other than Cause (as defined in the Company's Stock Plan), then Company and employee shall enter into a consulting agreement under which employee will provide at least 5 hours of service per month at an hourly rate of $50, for a period which will end on 12/31/2016 unless terminated earlier by mutual consent of the parties.

HIP DIGITAL MEDIA, INC.

BARIS KARADOGAN EMPLOYMENT AGREEMENT

This Agreement is entered into as of 1/1/2011, (the "Effective Date") by and between Hip Digital Media, Inc., a Delaware corporation (the "Company"), and Baris Karadogan ("Executive").

1.

Duties and Scope of Employment.

(a)

Positions and Duties. As of the Effective Date, Executive will serve as the Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as will reasonably be assigned to him by the Company's Board of Directors (the "Board").

(b)

Board Membership. During the Agreement Term as defined below, Executive will serve as a member and Chairman of the Board, subject to any required Board and/or stockholder approval.

(c)

Obligations. During the Agreement Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Agreement_Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2.

Agreement Term.

The term of this Agreement (herein called the "Agreement Term") shall commence effective as of January 1, 2011, and shall continue for a period of one (1) calendar year, subject to early termination under Section 7 below. Two months prior to the end of the Agreement Term, the parties shall begin discussions regarding renewal or extension of the Agreement. In the event either party wishes not to renew or extend the Agreement at the end of the Agreement Term, said party shall deliver written notice to the other no later than one (1) month prior to the end of the Agreement Term.

3.

Compensation.

(a)

Base Salary. During the Agreement Term, the Company will pay Executive an annual salary of $190,000 as compensation for his services (the "Base Salary"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to the usual, required withholding. Executive's salary will be subject to review and adjustments will be made based upon the Company's normal performance review practices.

(b)

Bonus. Executive will be eligible to receive a bonus to be determined by the Board, less applicable withholding taxes, upon achievement of performance objectives to be determined by the Board in its sole discretion, which such objectives will be established within [forty-filye (45)] days of Executive's start date.

(c)

Equity. Executive will be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have effect from time to time. The Board or its committee will determine in its sole discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

.

4.

Employee Benefits.  During this Agreement, Executive will be entitled to participate in the employee' benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.

Vacation.  Executive will be entitled to paid vacation of 3 weeks per year in accordance with the Company's vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

6.

Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time. Before incurring any expense over the sum of s25,000.00 for a single item or event, Executive shall confer informally with Company's Board for approval of such expense.

7.

Termination.

(a)

Executive's Right to Terminate Agreement.

(i)

Without Reason. Executive has the right to terminate the Agreement and the Agreement Term, at any time, upon sixty (60) days notice to Company.

(ii)

Breach by Company. Notwithstanding any other provision herein, Executive may terminate this Agreement prior to the end of the Agreement Term because of a material breach of the Agreement by Company, upon written notice to Company delivered to the Board and thirty (30) days opportunity to cure by Company.

(iii)

Good Reason. Executive may terminate this Agreement prior to the end of the Agreement Term for Good Reason as defined herein.

(b)

Employer's Right to Terminate Agreement.

(i)

Executive's Death or Disability. Notwithstanding any other provision herein, this Agreement shall terminate automatically, immediately, and without prior notice upon Executive's death. Notwithstanding any other provision herein, this Agreement shall terminate at Company's option if Executive becomes physically or mentally disabled such that Company's Board of Directors, without consideration of the opinions of Executive, reasonably believes Executive is incapable of performing one or more of the essential functions of Executive's job and cannot be reasonably accommodated under the Americans with Disabilities Act.

(ii)

For Cause. Notwithstanding any other provision of this Agreement, Company may immediately terminate this Agreement for Cause as defined herein.

(iii)

Without Cause.  Notwithstanding any other provision of this AgreerOnt, Company may terminate this Agreement for any reason upon thirty (30) days written notice to Executive.

8.

Severance.

(a)

Termination for other than Cause, Death, or Disability, or Alternatively Termination with Good Reason Apart from a Change of Control. If within six (6) months of a Change of Control (i) the Company terminates Executive's employment with the Company other than for Cause, death or disability, or (ii) Executive resigns from his employment with the Company for Good Reason, then, subject to Section 9, Executive will be entitled to (A) receive continuing payments of severance pay at a rate equal to his Base Salary rate, as then in effect, for four (4) months from the date of such termination in accordance with the Company's normal payroll policies; (B) a pro-rated amount of Executive's target bonus for the year in which the termination occurs, to be paid in equal installments over the six-month period from the date of such termination on the same dates and pursuant to the Company's standard payroll practices, (C) accelerated vesting of all outstanding equity awards as to 50% of the then unvested portion of any such award, (D) COBRA reimbursement for Executive and Executive's eligible dependents under the Company's Benefit Plans for six (6) months following such termination.

(b)

Termination for Cause, Death or Disability, or Alternatively without Good Reason. If Executive's employment with the Company terminates voluntarily by Executive (except upon resignation for Good Reason), for Cause by the Company or due to Executive's death or disability, then (i) all vesting will terminate immediately with respect to Executive's outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company's established policies, if any, as then in effect.

9.

Return of Materials. Executive agrees that upon termination of Executive's relationship with Company, for any reason, such Executive shall (i) deliver to the Company all Confidental Information and all copies thereof, along with any and all other property belonging to the Company or any client or supplier of the Company, and (ii) return to the Company all sales material, and all other documents, information, equipment, or materials of whatever kind or nature and stored on any type of media developed by or for the Company and thereafter shall neither use such documents, information materials or any similar materials, nor supply or make available such documents, information or materials to any third party.

10.

Corporate Opportunity.  Executive acknowledges that while employed by Company, each and every business opportunity which Executive encounters which is reasonably incident' to Company's present or prospective business dealings is owned first by Company. Before personally engaging in any business opportunity of this type Executive shall present by written notice to Company's Board a good faith full description of the business opportunity outlining the details of the opportunity, the timeframe in which such opportunity must reasonably be pursued for potential success, and clearly stating Executive's desire to personally pursue the opportunity if passed bn by Company. Company shall have thirty (30) days from receipt of notice during which to consider the opportunity. If Company does not accept the opportunity in writing within thirty (30) days of notice by Executive, Executive may engage in the business opportunity so long as engaging in such opportunity does not in any way infringe upon any obligation of Executive under this Agreerrient or interfere with Executive's ability to perform Executive's responsibilities to Company under the Agreement.

11.

Intellectual Property.   All inventions, designs, concepts, innovations or improvements relating to Company's business, products, services and/or methods of conducting business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by Executive during Executive's employment with Company, that result from any aid, support or assistance by the Company, or that are created during Executive's work time with Company (collectively, the "Inventions") belong and are hereby assigned to Company. Executive will promptly and fully disclose such Inventions to the Board and perform all actions reasonably requested by the Board to establish and confirm such ownership (including execution of written assignments).

12.

Conditions to Receipt of Severance; No Duty to Mitigate.

(a)

Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 8 will be subject to Executive signing and not revoking a separation agreement and general release of claims in a form satisfactory to the Company, including a unilateral non-disparagement provision guaranteeing that Executive will not disparage the Company, its officers employees, products or services. No severance pursuant to such Sections will be paid or provided until the separation agreement and release agreement becomes effective.

(b)

Nonsolicitation.

The receipt of any severance benefits pursuant to Sectionl8(a) will be subject to Executive not violating the provisions of Section 14 and 16. In the event Executive breaches the provisions of Section 15 and 16, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 8(a) will immediately cease.

(c)

Section 409A. Notwithstanding anything to the contrary in this Agreement, any cash severance payments otherwise due to Executive pursuant to Section 8 or otherwise on or within the six-month period following Executive's termination will accrue during such six-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive's termination, provided, that such cash severance payments will be paid earlier, at the times and on the terms set forth in the applicable provisions of Section 8, if the Company reasonably determines that the imposition of additional tax under Section 409A of the Internal'' Revenue Code of 1986, as amended, will not apply to an earlier payment of such cash severance payments. In addition, this Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Code Section 409A and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

(d)

No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from alibi other source reduce any such payment.

13.

Definitions.

(a)

Benefit Plans. For purposes of this Agreement, "Benefit Plans" means plans, policies', or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or Executive's eligible dependents with medical, dental, and/or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive's eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to senior executives of the Company at any applicable time during the period Executive is entitled to receive severance pursuant to Section 8(a). The Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by (i) reimbursing Execu4e's premiums under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA") after Executive has properly elected continuation coverage under COBRA (in which case Executive will be solely responsible for electing such coverage for his eligible dependents), or (ii) providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump-sum payment which is, on an after-tax basis, sufficient to provide Executive and Executive's eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive's eligible dependents.

(b)

Cause. For purposes of this Agreement, "Cause" is defined as (i) an act of dishonesty made by Executive in connection with Executive's responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Executive's gross misconduct or violation of Company policy, (iv) Executive's unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive's relationship with the Company; (v) Executive's willful breach Of any obligations under any written agreement or covenant with the Company; (vi) Executive’s failure to perform duties specifically required by this Agreement, which are part of Executive’s position with Company, or otherwise reasonably required by Company after written demand, by Company with ten (10) days for Executive to cure; (vii) Executive seeks federal bankruptcy protection and such action reflects negatively upon the reputation of Company; (viii) takes actions which materially impugns the reputation or good will of Company; (ix) Executive takes actions Which are grossly negligent or demonstrate reckless disregard for the interests of Company; (x) Executive fails to maintain appropriate decorum in and out of the work place in a way that negatively impacts the reputation or good will of Company; (xi) Executive commits an action which may in reasonable probability subject Company to significant legal liability, including but not limited to commission of acts which violate: (a) the Americans with Disabilities Act of 1990, as amended; (b) Title VII of the Civil Rights Act of 1964, as amended and including 42 U.S.C. Sec 2000(e) et seq.; (c) the Civil Rights Act of 1991; (d) The Civil Rights Acts of 1866, 1871 and 1964, as amended; (e) 42 U.S.C. Sec 1981; (f) the Age Discrimination in Employment Act of 1967, as amended; (g) the Texas Commission on Human Rights Act of 1983, as amended; or other law which may expose the company to liability; or (xii) Executive develops a drug or alcohol problem which Company deems to materially affect its reputation or which Executive fails or refuses to treat and end within a reasonable period of time upon reasonable request of Company.

(c)

Change of Control. For purposes of this Agreement, "Change of Control" of the Company is defined as:

(i)

any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or

(ii)

a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incu4ent Directors" will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii)

the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve, a plan of complete liquidation of the Company; provided, however, that the changes in Board Composition which occurred in 2010 shall not be considered Changes of Control for the purposes of this Agreement; or

(iv)

the date of the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

(d)

Good Reason. For the purposes of this Agreement, "Good Reason" means without Executive's express written consent (i) a significant reduction of Executive's duties, position or responsibilities, or the removal of Executive from such position and responsibilities, unless Executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); provided, however, that a reduction in duties, position; or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (As, for example, when the Chief Financial Officer of the Company remains as such following a Change of Control but is not made the Chief Financial Officer of the acquiring corporation) will not constitute "Good Reason"; (ii) the significant reduction of Executive's aggregate base salary and target bonus opportunity ("Base Compensation") below Executive's Base Compensation immedi4tely prior to such reduction, unless the Company also similarly reduces the Base Compensation of all other executives of the Company); (iii) the relocation of Executive to a facility or a location more than fifty (50) miles from the facility at which Executive is then currently present.

(e)

Confidential Information.

For the purposes of this Agreement, "Confidential Information" means Company's information which is used in Company's Business and is (i) proprietary to, about or created by the Party; (ii) gives Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of Company; (iii) designated as Confidential Information by Company, or from all the relevant circumstances should reasonably be assumed by the Executive to be confidential and proprietary to Company; or (iv) not generally known by persons or businesses outside of Company. Such Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential).

i.

Work Product. Work product resulting from or related to work or projects performed or to be performed for Company;

ii.

Other Proprietary Information.

Executive is aware of and acknowledges that Company has developed special competence and knowledge in Company's industry and has accumulated information not generally known to others in the field which is of unique value in the conduct and growth of Company's business and which Company treats as proprietary. This information includes data relating to Company's proprietary rights prior to any public disclosure thereof, including but not limited to the nature of the proprietary rights, production data, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets);

iii.

Business Operations. Internal personnel and financial information, vendor names and other vendor information (including vendor characteristics, services and agreements), purchasing and internal cost information, internal services and operational manuals, and the 'manner and methods of conducting Company's Business;

iv.

Marketing and Development Operations. Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assump6ons and volumes, and future plans and potential strategies of Company which have been or are being discussed; and

v.

Clients. Names of Clients and their representatives, contracts and their contents and parties, customer services.

14.

Non-Solicitation. Until the date one (I) year after the termination of Executive's employment with the Company for any reason, Executive agrees not, either directly or indirectly, to solicit any employee of the Company (or any parent or subsidiary of the Company) to leave his employment either for Executive or for any other entity or person.

15.

Non-Disclosure. Executive agrees that Executive shall not for five years after termination disclose Company's Confidential Information to anyone for any purpose unless acting within tie course and scope of employment for Company and for purpose of furthering Company business. This clause shall survive the termination of this Agreement for any reason.

16.

Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive's right to compensation or other benefits will be null and void.

17.

Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Hip Digital Media, Inc.

800 Menlo Avenue, Ste 220, Menlo Park, CA 94025 USA

Attn:  ____________________________

If to Executive:

at the last residential address known by the Company.

18.

Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

19.

Arbitration.

(a)

Arbitration. In consideration of Executive's employment with the Company, its promise to arbitrate all employment-related disputes and his receipt of the compensation, pay raises and other benefits paid to him by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive's employment with the Company or the termination of Executive's employment with the Company, including any breach of this Agreement will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the "Rules") and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with him.

(b)

Procedure. Executive agrees that any arbitration will be administered by JAMS (."JAMS") pursuant to JAMS Employment Arbitration Rules, which can be downloaded at http://www.jamsadr.corn/rules-employment-arbitration/ ("JAMS Employment Rules"). Executive agrees that the arbitrator will have the power to decide the threshold issue of the enforceability of this agreement, as well as any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive also agrees that the arbitrator will have the power to award any remedies including attorneys' fees and costs, available under applicable law. Executive understands that the company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that Executive will be responsible for paying that portion of the filing fee that Executive would have otherwise had to pay to file any dispute initiated by Executive if it had been filed in Court. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with this arbitration provision and the Rules and that to the extent that the JAMS Employment Rules conflict with the Rules, the Rules will take precedence. Executive agrees that the decision of the arbitrator will be in writing.

(c)

Remedy. Except as provided by this Agreement and by the Rules, including any provisional relief offered therein, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d)

Administrative Relief. Executive understands that this Agreement does not prohibit him from pursuing an administrative claim with a local, state or federal administrative body such as the National Labor Relations Board, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the workers' compensation board, or any other administrative claim prohibited by law from mandatory arbitration. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(e)

Voluntary Nature of Agreement. Executive acknowledges and agrees that Executi4e is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that Executive is waiving Executive's right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive's choice before signing this Agreement.

20.

Integration. This Agreement, together with any Option Plan, and any Option Agreement ever given to the Executive represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

21.

Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

22.

Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

23.

Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

24.

Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

25.

Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

26.

Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

27.

Survivability. Sections 14 and 15 of this Agreement shall expressly survive its termination and remain obligations of Executive even after termination of the Agreement regardless of the reason for termination.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

HIP DIGITAL MEDIA, INC.